Exhibit 2.2.1

OFFER FOR PURCHASE AND SALE OF STOCK OF THE NICKEL SA COMPANY UNDER CONDITIONS PRECEDENT

By and between the undersigned:
La societe INTER-PARFUMS
Limited Public Company with the capital of 12,649,362 euros
located at 4 Round Point des Champs Elysees 75008 Paris
represented by Mr. Philippe Benacin

Hereinafter "the Promisor"

party of the first part

and

Mr. Nicolas Sterckx
38, rue de la Tour 75016 Paris

Mr. Pierre Decre
22, rue de l'Ermitage 78000 Versailles

Mr. Jean Dumont
26, rue de Santenay 37140 Bourgueil

SA IDIA PARTICIPATIONS

Limited Public Company with the capital of 143,625,588 euros located at 100, boulevard du Montparnasse 75014 Paris RCS PARIS 632 015 715 represented by Mr. Olivier de Pelet

SA CREDIT LYONNAIS CAPITAL INVESTISSEMENT
43-47, avenue de la Grande Annee 75016 Paris represented by Mr. Philippe de Dreuzy

Mr. Serge Brunswick
3, square de l'avenue du Bois 75006 Paris

Mr. Vincent Moulin Wright
29, avenue de Segur 75007 Paris

Mr. Andre Brin
21, rue des Ponts 78290 Croissy-sur-Seine

Mr. Andre de Bausset Roquefort (Handwritten) and Ms. Adeline de Bausset Roquefort
33, boulevard Flooke Bernadette 78230 Le Pecq

Ms. Veronique Bourlaouen
13, cite Bourg Joly 37140 Boursueil

                                                Acting not jointly

                                                Hereinafter "the Beneficiaries"

party of the second part.

Mr. Phillipe Dumont
27, rue Custine 75018 Paris

                                                Together, hereinafter called "the Parties".

WHEREAS

The Beneficiaries are shareholders in the capital of the NICKEL S.A. Company, hereinafter called: "the Company", a Limited Public Company with capital of  211,200 euros, whose seat is located at 107 quai du Docteur Dervaux 92600 Asnieres S/ Seine, registered with the Business Registry and with the Nanterrre companies under the number B 403.884.109

The Company was registered on February 14, 1996.

The purpose of the company, in particular, is the design, the manufacture and sale of cosmetic products and perfumes, the management and exploitation of institutes of beauty, sale of articles and hygiene and toiletry products (..)

The share capital is divided to date into THIRTEEN THOUSAND TWO HUNDRED (13,200) unnumbered fully purchased and issued shares,

The President of the company is Mr. Philippe Dumont.

ORIGINAL OWNERSHIP

At the time of the constitution, a contribution of nine hundred thousand (900,000) francs in cash was made to the company, which was deposited, in accordance with the law, on behalf of the company, credited to an account open in the name of the company in course of incorporation, at the bank Societe Generale, Puteaux Agency, 7, rue Jean Jaures, 92800 Puteaux.

Following a decision to make a new increase in capital stock by a General Extraordinary Meeting on December 20, 2000, capital in the amount of four million nine hundred and ninety-five thousand (4,995,000) francs in cash was raised, which included four million seven hundred and seventy thousand (4,770,000) francs through an issue premium and two hundred and twenty-five thousand (225,000) francs in capital.

During the conversion of the capital into euro decided by this same general assembly of December 20, 2000, the sum of fifty five thousand seven hundred and twenty-two francs and sixty centimes (55,722.60) was retained under issue premium, bringing the amount of capital to one hundred eighty thousand (180,000) euros after conversion.

By a collective decision of the stockholders on September 30, 2002, the company issued new capital stock with a value of thirty one thousand two hundred (31,200) euros according to subscription in cash and compensation by uncontested, liquid, and enforceable debt.

The current distribution of share capital is as follows:

Mr. Phillipe Dumont
is owner of 2,303 shares of NICKEL SA company

Mr. Nicolas Sterckx
is owner of 927 shares of NICKEL SA company

Mr. Pierre Decre
is owner of 456 shares of NICKEL SA company

Mr. Jean Dumont
is owner of 275 shares of NICKEL SA company

SA IDIA PARTICIPATIONS
is owner of 1,833 shares of NICKEL SA company

SA CREDIT LYONNAIS CAPITAL INVESTISSEMENT
is owner of 1,833 shares of NICKEL SA company

SARL PROVERBE
is owner of 3,288 shares of NICKEL SA company

Mr. Serge Brunswick
is owner of 477 shares of NICKEL SA company

Mr. Vincent Moulin Wright
is owner of 293 shares of NICKEL SA company

Mr. Andre Brin
is owner of 300 shares of NICKEL SA company

Mr. Andre de Bausset Roquefort (Handwritten)and Ms. Adeline de Bausset Roquefort
are is owner of 940 shares of NICKEL SA company

Ms. Veronique Bourlaouen
is owner of 275 shares of NICKEL SA company

The shareholders of the company met in an extraordinary general assembly on December 20, 2000 for the purpose of deciding on issuing a convertible bond in shares reserved for the CREDIT LYONNAIS CAPITAL INVESTISSEMENT and IDIA PARTICIPATIONS (called in the past AGRINOVA) companies.  The above mentioned companies (together) have taken the bond for an amount of  762,750 euros.

The bond contract provides that the owners of bond shall have the ability, at any time, after January 1, 2004, to obtain conversion into new shares of the company, which will be released as compensation for their bond credit, at a rate of 16 euros per nominal share fully released, for a nominal bond of  339 euros, presented.

For this reason the companies CREDIT LYONNAIS CAPITAL INVESTISSEMENT and IDIA PARTICIPATIONS each have the right to convert 1,125 obligations issued as 1,125 shares from the issuing company, that is to say a total of 2,250 shares.

The parties recalled NICKEL SA company's community of shareholders to an extraordinary general assembly on September 30, 2002, which decided to issue new capital shares in addition to a maximum amount of six thousand two hundred and forty  euros (6,240) reserved for the bond-holders through an issuance of a maximum of three hundred and ninety (390) shares, so that the companies CREDIT LYONNAIS CAPITAL INVESTISSEMENT and IDIA PARTICIPATIONS might, on that date, each purchase ONE HUNDRED AND NINETY-FIVE (195) new shares to be issued.

The parties decided to enter into the present agreement in order to determine the terms and conditions of their respective obligations regarding transfers and acquisition of shares.

WHICH DECLARE AND AGREE TO THE FOLLOWING

Clause 1 - Offer to purchase stock

Subject to the realization of the condition precedent hereinafter set forth, the Promisor agree irrevocably itself to acquire from the Beneficiaries who accept and the Beneficiaries irrevocably but not jointly agree to transfer to the Promisor who accepts, the property of SIX THOUSAND SEVEN HUNDRED AND SIXTY FIVE (6,765) shares of the company (hereafter called "Shares") which they have in their possession in the distribution hereafter:

Mr. Nicolas Sterckx
for 927 shares of NICKEL SA company

Mr. Pierre Decre
for 456 shares of NICKEL SA company

Mr. Jean Dumont
for 275 shares of NICKEL SA company

Mr. Serge Brunswick
for 477 shares of NICKEL SA company

Mr. Vincent Moulin Wright
for 293 shares of NICKEL SA company

Mr. Andre Brin
for 300 shares of NICKEL SA company

Mr. Andre de Bausset Roquefort (Handwritten)and Ms. Adeline de Bausset Roquefort
for 940 shares of NICKEL SA company

Ms. Veronique Bourlaouen
for 275 shares of NICKEL SA company

IDIA PARTICIPATIONS SA,
for 1,411 shares of NICKEL SA company

CREDIT LYONNAIS CAPITAL INVESTISSEMENT SA
for 1,411 shares of NICKEL SA company

The present offer to purchase relates to the Shares noted above and all those which may be issued or that may be substituted for them following operations of any nature which could affect said shares, for example, in the event of merger, of scission, partial transfer of assets, exchange, or conversion.

The Beneficiaries declare to be owners in full of the Shares, which are the purpose of this purchase offer, that they have complete access to them and that they are not encumbered by any liability or any restriction of any kind whatsoever that would burden their free negotiability and they hereby agree to make sure that these characteristics are maintained for the duration of the offer.

As soon as the conditions precedent set forth in clause 3 hereafter are entirely satisfied, the sale of the Shares may occur during the period beginning on April 1, 2004 until the expiration date of the offer fixed in clause 4.

After converting the bonds convertible into shares, the subscription for the increase in supplementary new capital stock by the companies CREDIT LYONNAIS CAPITAL INVESTISSEMENT and IDIA PARTICIPATIONS and the acquisition by the Promisor of shares that make up the capital from the limited liability company SARL PROVERB, the capital holdings of the company NICKEL SA once all transfers have been carried out, will be as follows:

Mr. Phillipe Dumont                                                                                                                             2,303 shares which is         14.53%
SA CREDIT LYONNAIS CAPITAL INVESTISSEMENT                                                               1,742 shares which is         11.00%
SA IDIA PARTICIPATIONS                                                                                                            1,742 shares which is         11.00%
INTER PARFUMS SA                                                                                                                     10,053 shares which is        63.47%

TOTAL                                                                                                                                                                                          100%

Clause 2 - Price

The total overall price of the transfer of the SIX THOUSAND SEVEN HUNDRED AND SIXTY FIVE (6,765) Shares, if the present offer is fulfilled, is THREE MILLION SEVENTY FIVE THOUSAND AND THIRTY EUROS (3,075,030) is FOUR HUNDRED AND FIFTY FOUR EUROS AND FIFTY FIVE CENTS ( 454.55 euros) per transferred share.

The payment of this price shall be made without any restriction or reserve.

Clause 3 - Conditions Precedent

The present offer and the transfer of the Shares (which are the reason for this offer), are dependent upon and will occur only after the full and cumulative fulfillment of the hereafter declared conditions precedent:

1)      The conversion for the companies CREDIT LYONNAIS CAPITAL INVESTISSEMENT and IDIA PARTICIPATIONS of the two thousand two hundred and fifty (2,250) bonds convertible into shares,

2)      The purchase by the companies CAPITAL CREDIT LYONNAIS INVESTISSEMENT and IDIA PARTICIPATIONS of the new issue of supplementary capital shares that have been reserved for them as bond-holders of the company by the community of the shareholders who met together in a general assembly on September 30, 2002 for the amount of six thousand two hundred and forty (6,240) euros in the issuance of three hundred and ninety (390) new shares of sixteen (16) euros per nominal share each, together with an issue premium of five hundred and forty-nine (549) euros, to be paid individually in the amount of ONE HUNDRED TEN THOUSAND ONE HUNDRED AND SEVENTY-FIVE (110,175) Euros each made with stockholders' equity in the company, payable in cash or uncontested, liquid, and enforceable debt and to be released within one month from the conversion of their bonds into shares,

3)      The approval of the Promisor as shareholder of the Company by the Board of Directors of the NICKEL SA Company.

The Beneficiaries agree to make every effort, in good faith, to fulfill the conditions precedent.

The parties specify that in the event the aforementioned conditions precedent are lifted, the parties shall be subject to the provisions of the SHAREHOLDERS agreement found in the Annex.

As long as all the conditions precedent are not satisfied, the Beneficiaries will not be able to require the Promisor to fulfill this Offer.

Clause 4 - Term

The Offer is hereby authorized for a term of FIFTEEN (15) days beginning on the date these presents are signed.

Once this date has passed, the Offer will automatically become null and void without remedy to financial compensation by either party, and the Beneficiaries may no longer prevail.

Clause 5 - Lifting of Option

Once all aforementioned conditions precedent have been lifted, subject to the full payment of the delivery price, the transfer will take place as soon as April 1, 2004 and at the latest on April 12, 2004 by the Beneficiaries who irrevocably agree to deliver, to the Promisor, the signed transfer forms for the Shares after receipt of the payment of the price in cash.

As soon as the conditions precedent are entirely satisfied, the sale of the Shares and its full payment shall be possible at any time within the aforementioned time frame at the request of one or the other of the parties. In the event of refusal by one or the other parties to proceed with the sale or the purchase of the Shares, the other party may request the enforcement of the transfer, if necessary by way of a simple injunction from the President of the court ruling for summary procedures. Moreover, a penalty payment of 5,000 euros per day of delay beginning on April 13, 2004 will automatically be charged to the party causing the non-fulfillment.

Clause 6 - Nullity of a Clause

If any of the clauses of these presents is declared null, for any reason whatsoever, the validity of the Offer, this Contract and other clauses shall not be affected. The clause in question shall be replaced by a provision the effects of which shall be, as far as possible, identical to the preceding provisions.

Clause 7 - Agreement to Issue New Capital Shares

7.1         If the transfer of the shares, the purpose of these presents, is carried out, the company Inter-perfumes, Mr. Dumont, IDIA PARTICIPATIONS, and CREDIT LYONNAIS CAPITAL INVESTISSEMENT, irrevocably agree to vote, at the time of the next Company Extraordinary General Meeting, which must be held on ~~April 27, 2004~~ (Handwritten) August 23 at ~~2:30PM~~ (or any other meeting which would act as a substitute to the above), in favor of the draft resolution concerning the new issue of capital shares of the Company, in the amount of 105,600 euros, in order to raise between 253,440 euros and 359,040 euros, for the issuance of 6,600 new shares with a nominal value of 16euros each with an issue premium of 438.55 euros per share, that is to say the 6.600 shares have a subscription value of 3,000,030 euros to be released exclusively in cash. The subscriptions and payments should be received by the registered office at the latest on May 30, 2004.

7.2         Mr. Phillipe Dumont does hereby agree:

-      on a personal level, to relinquish his right to apply for new shares or excess shares to the issue of new capital shares referred to above;

-      in his capacity as President of the Company, to regularly call, in the manner and at the times envisaged by the statutory and legal provisions, shareholders and the Auditor of the Company, to the Extraordinary General meeting referred to above.

7.3.        The companies IDIA PARTICIPATIONS and CREDIT LYONNAIS CAPITAL INVESTISSEMENT do hereby agree to relinquish their right to apply for new shares or excess shares to the issue of new capital shares as referred to above.

7.4.        In consequence of the aforementioned obligations and providing that INTERPARFUMS agrees to the issue of new capital shares, and to not apply for the right for new shares nor excess shares (by Mr. Dumont) to which it agrees irrevocably, the holdings of INTERPARFUMS in the Company, once, will be a minimum of over 67% of the share capital and the voting rights. Minimum percentage of possession at the end of the operation issuing the new capital shares referred to above constitutes an essential and determining factor which will allow INTERPARFUMS to agree to the tenets of these presents. On the other hand, in the event that this minimum threshold of participation is not attained due to chargeable cause on the part of the Promisor, the Promisor may not apply any legal conclusion and in particular may not request the cancellation of the sale.

7.5.        INTERPARFUMS agrees to deliver to the companies IDIA PARTICIPATIONS and CREDIT LYONNAIS CAPITAL INVESTISSEMENT, at the latest by April 20, 2004, the Company Business Plan for 2004, 2005, and 2006.

Clause 8 - Indivisibility Clause

These presents are inseparable from the promise to transfer shares under the condition precedent of the limited liability company SARL PROVERB attached in Annex 2.

Clause 9 - Former Agreements

These presents and its annexes replace and invalidate any other prior contract or proposal, written or oral communication between the parties regarding the contents or interpretation of these presents.

Clause 10 - Applicable Law

The present Agreement is subject to French law.

Clause 11 - Clause Conferring Jurisdiction

The undersigned agree that all difficulties resulting in connection to the validity, interpretation, or execution of this agreement, or any difficulty having resulted from the calculation of any amounts that may possibly be due to these presents, where concerning the interpretation or the execution of this contract, will be subject, by virtue of express agreement between the parties to the jurisdiction of the Court of Appeal of Paris, when no amicable solution before the courts may be reached.

Clause 10 - Election of Domicile

For the execution of these presents:

-      each of the Beneficiaries do hereby elect their domicile at their respective addresses as do appear at the beginning of these presents,

-      The Promisor elects 4 Rond Point des Champs Elysees 75008 Paris,

Clause 12 - Expenses

All expenses, levies and taxes related with the transfer of the company stock, if such transfer occurs, shall be paid by the Promisor.

Executed in PARIS,

on March 29, 2004

In as many original copies as required by law including one copy to be given to each party to these presents.

The Promisor
INTER PARFUMS Company
Mr. Phillipe Benacin

Beneficiaries

Mr. Nicolas Sterckx	(Illegible Signature)
Mr. Pierre Decre	(Illegible Signature)
Mr. Jean Dumont	(Illegible Signature)
SA IDIA PARTICIPATIONS Represented by Mr. Olivier de Pelet	(Illegible Signature)
SA CREDIT LYONNAIS CAPITAL INVESTISSEMENT Represented by Mr. Philippe de Dreuzy	(Illegible Signature)
Mr. Serge Brunswick	(Illegible Signature)
Mr. Vincent Moulin Wright	(Illegible Signature)
Mr. Andre Brin	(Illegible Signature)
Mr. Andre de Bausset Roquefort (Handwritten)and Ms. Adeline de Bausset Roquefort	(Illegible Signature) (Illegible Signature)
Ms. Veronique Bourlaouen	(Illegible Signature)
Mr. Phillipe Dumont	(Illegible Signature)

ANNEX 1

SHAREHOLDERS AGREEMENT

[Incorporated by reference to Exhibit 10.101.1 to the Annual Report on Form 10-K for fiscal year ended December 31, 2003, being filed herewith]

ANNEX 2

AGREEMENT OF SALE OF EQUITY CAPITAL WITH CONDITION PRECEDENT

[Incorporated by reference to Exhibit 2.3.1 to the Annual Report on Form 10-K for fiscal year ended December 31, 2003, being filed herewith]